Exhibit 10.3

SUPPORT AGREEMENT

WHEREAS, this support agreement (this “Support Agreement”), dated as of March 23, 2026, is made by and among (a) The Cannabist Company Holdings Inc. (“The Cannabist Company”), The Cannabist Company Holdings (Canada) Inc. (“The Cannabist Company Canada”) and each of their respective direct and indirect subsidiaries signatory hereto (together with The Cannabist Company and the Cannabist Company Canada, the “Companies” and each individually, a “Company Entity”); and (b) each beneficial holder of, and/or investment advisor or manager with investment discretion with respect to holdings in (i) the nine and one-quarter percent (9.25%) Senior Secured Notes due December 31, 2028, and (ii) the nine percent (9%) Senior Secured Convertible Notes due December 31, 2028 (together, the “Notes”) co-issued by The Cannabist Company and The Cannabist Company Canada pursuant to the amended and restated trust indenture dated May 29, 2025 (as it may be further amended, restated or modified from time to time, the “Indenture”) among The Cannabist Company, The Cannabist Company Canada and Odyssey Trust Company (the “Trustee”), that has executed and delivered counterpart signatures to this Support Agreement or a Joinder Agreement (as defined below) (each, a “Supporting Noteholder”, and, collectively, the “Supporting Noteholders”). The Companies and each Supporting Noteholder, and any subsequent person that becomes a party hereto in accordance with the terms hereof, are referred to herein collectively as the “Parties” and individually as a “Party”.

AND WHEREAS, the Parties have engaged in good faith, arm’s length negotiations and have agreed to support and implement, in accordance with and subject to the terms and conditions hereof, a comprehensive restructuring and sale process in respect of the Companies as set forth in this Support Agreement and the sale process and transaction term sheet (the “Term Sheet”) attached hereto as Schedule B (collectively with all related actions, steps, transactions, proceedings, terms and conditions, the “Restructuring Process”).

AND WHEREAS, capitalized terms used but not otherwise defined in this Support Agreement have the meanings given to them in Schedule A.

AND WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters described in this Support Agreement, in accordance with and subject to the terms and conditions hereof.

AND NOW THEREFORE, in consideration for the covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1	RESTRUCTURING PROCESS

The Restructuring Process and the related actions, steps, transactions, proceedings, terms and conditions as agreed among the Parties are set forth in this Support Agreement and the Term Sheet, which Term Sheet is incorporated herein and forms part of this Support Agreement in all respects. In the case of a conflict between the provisions contained in the body of this Support Agreement and the Term Sheet, the terms of the Term Sheet shall govern.

Section 2	REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING NOTEHOLDERS

Each Supporting Noteholder, severally and not jointly, hereby represents and warrants to the Companies and each other Party (and acknowledges that the Companies and each other Party are relying upon such representations and warranties) that as of the date hereof:

(a)
it is the beneficial holder of, or exercises control and direction and has voting and investment discretion over, the Notes in the principal amount(s) set forth on its signature page to this Support Agreement (the “Relevant Notes” and, together with all obligations owing in respect of the Relevant Notes, including accrued and unpaid interest and any other amount that such Supporting Noteholder is entitled to claim in respect of the Relevant Notes pursuant to the Indenture, the “Debt”) and owns no other Notes;

(b)	it has the authority and full power to vote (or direct the voting of), consent, approve changes to, and transfer all of its Debt;

(c)
it: (i) is a sophisticated party with sufficient knowledge and experience in financial and business matters to evaluate properly the terms and conditions of this Support Agreement and the merits and risks of securities to be acquired by it pursuant to an Approved Restructuring Transaction and is able to bear any economic risks with such investment; (ii) has conducted its own analysis and made its own decision to enter into this Support Agreement; (iii) has obtained such independent advice in this regard as it deemed appropriate; and (iv) has not relied in such analysis or decision on any person other than itself and/or its own independent advisors;

(d)
this Support Agreement has been duly authorized, executed and delivered by it, and, assuming the due authorization, execution and delivery by the other Parties, this Support Agreement constitutes the legal, valid and binding obligation of such Supporting Noteholder, enforceable in accordance with its terms, subject to (i) Laws of general application and bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and general principles of equity; and (ii) federal and state cannabis and related Laws in the United States;

(e)
unless it is an individual, it is duly organized and validly existing under the Laws of the jurisdiction of its organization and has all approvals necessary to execute and deliver this Support Agreement and to perform its obligations hereunder;

(f)
the execution and delivery of this Support Agreement by it and the completion by it of the transactions contemplated herein do not and will not, to the best of its knowledge, violate or conflict with any judgment, order, notice, decree, statute, Law (excluding U.S. federal cannabis and related Laws), ordinance, rule or regulation applicable to such Supporting Noteholder or any of its Relevant Notes or result (with or without notice and/or the passage of time) in any violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under, its certificate of incorporation, articles, bylaws or other organizational documents;

(g)
except as contemplated by this Support Agreement, it has not deposited any of its Debt into a voting trust, or granted (or permitted to be granted) any proxies or powers of attorney or attorney in fact, or entered into a voting agreement, understanding or arrangement, with respect to the voting of its Debt that would reasonably be expected to adversely affect its ability to perform its obligations under this Support Agreement, including the obligations in Section 5;

(h)
except for any lien in favor of a bank or broker-dealer holding custody of any Debt in the ordinary course of business, the Debt held by it is not subject to any liens, charges, encumbrances or other similar restrictions that would reasonably be expected to adversely affect its ability to perform its obligations under this Support Agreement;

(i)
to the best of its knowledge, there is no proceeding, claim or investigation pending before any Governmental Entity, or threatened against such Supporting Noteholder or any of its properties, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on such Supporting Noteholder’s ability to execute and deliver this Support Agreement and to perform its obligations hereunder;

(j)
if a Canadian resident, it is an “accredited investor”, as such term is defined in National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators (“NI 45-106”), and it was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106; and

(k)
(i) it is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (ii) it is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (iii) it understands that (a) any securities to be acquired by it pursuant to the Restructuring Process may not be registered under the Securities Act and (b) that some or all of such securities will be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Supporting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iv) has such knowledge and experience in financial and business matters that such Supporting Noteholder is capable of evaluating the merits and risks of any securities to be acquired by it pursuant to the Restructuring Process and understands and is able to bear any economic risks with such investment.

Section 3	COMPANIES’ REPRESENTATIONS AND WARRANTIES

Each of the Companies (except if the representation or warranty is expressly applicable to The Cannabist Company or The Cannabist Company Canada only) hereby jointly and severally represents and warrants to each of the Supporting Noteholders (and each of the Companies acknowledges that each Supporting Noteholder is relying upon such representations and warranties) that as of the date hereof:

(a)
this Support Agreement has been duly authorized, executed and delivered by it, and, assuming the due authorization, execution and delivery by all other Parties, this Support Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to (i) Laws of general application and bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally and general principles of equity; and (ii) federal and state cannabis and related Laws in the United States;

(b)
it is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to execute and deliver this Support Agreement resulting from its acceptance hereof, to perform its obligations hereunder and to implement the Restructuring Process;

(c)
the execution and delivery of this Support Agreement by it and the completion by it of the transactions contemplated herein do not and will not, to the best of its knowledge, violate or conflict with any judgment, order, notice, decree, statute, Law (excluding U.S. federal cannabis and cannabis-related Laws), ordinance, rule or regulation applicable to such Company Entity or any of their properties or assets or result (with or without notice or the passage of time) in a violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under its certificate of incorporation, notice of articles, articles, bylaws or other organizational documents, as applicable;

(d)
there is no proceeding, claim or investigation pending before any Governmental Entity, or threatened against it or any of its properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on its ability to execute and deliver this Support Agreement, to perform its obligations hereunder and to implement the Restructuring Process;

(e)
each Company Entity is conducting its business in compliance with all applicable Laws (other than in respect of U.S. federal cannabis and U.S. federal cannabis-related Laws) in all respects (except to the extent immaterial, individually or in the aggregate, to the Companies’ business) and has not received any notice to the effect that, or has otherwise been advised that, it is not in compliance with such Laws;

(f)
no order halting or suspending trading in its securities or prohibiting the sale of such securities has been issued to or is outstanding against it and no investigations or proceedings for such purpose are pending or threatened;

(g)
each Company Entity has obtained all material permits, licenses and other authorizations which are required under all environmental and U.S. state and local cannabis Laws and it is in compliance in all respects (except to the extent immaterial, individually or in the aggregate, to the Companies’ business) with the terms and conditions of such permits, licenses and authorizations;

(h)
The Cannabist Company is a “reporting issuer” (or the equivalent thereof) in each of the provinces and territories of Canada and is not included on a list of defaulting reporting issuers maintained by any of the Canadian securities commissions, The Cannabist Company has filed all documents required to be filed by it (and no such disclosure or filing has been made on a confidential basis) and otherwise complied with its obligations under Canadian securities Laws and the rules, policies and requirements of Cboe (including in respect of timely disclosure obligations) in all material respects; and all documents filed with the Canadian securities regulators and Cboe: (i) comply with Canadian securities Laws in all material respects; and (ii) did not contain any misrepresentation or any untrue statement of a material fact, nor omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(i)
no Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture or the Notes other than as a result of: (i) the commencement and/or continuation of the CCAA Proceedings and/or the Recognition Proceedings in conformity with this Support Agreement; (ii) the failure of The Cannabist Company and the Cannabist Company Canada to pay interest on the Notes on December 31, 2025 pursuant to the Indenture; and/or (iii) the pursuit or implementation of the Restructuring Process, including the entering into of any related documents.

Section 4	DEFINITIVE DOCUMENTS

The Definitive Documents that have not been finalized by the Parties as of the date of this Support Agreement remain subject to negotiation and finalization and shall contain terms, conditions, representations and warranties and covenants consistent in all material respects with this Support Agreement and the Restructuring Process described herein. All Definitive Documents shall be in form and substance consistent with the terms of this Support Agreement and otherwise acceptable to the Requisite Supporting Noteholders and the Companies, each acting reasonably.

Section 5	SUPPORTING NOTEHOLDERS’ COVENANTS

Subject to the terms of this Support Agreement, and in consideration of the matters set forth in Section 6 below, during the Support Effective Period each Supporting Noteholder (severally and not jointly) hereby acknowledges, covenants and agrees:

(a)	to consent to and support the implementation of the Restructuring Process;

(b)	not to, directly or indirectly:

(i)
sell, assign, lend, pledge, hypothecate, dispose or otherwise transfer (in each case, a “Transfer”) any of its Relevant Notes or any rights or interests therein (or permit any of the foregoing with respect to any of its Relevant Notes or Debt) or enter into any agreement, arrangement or understanding in connection therewith; provided, that, each Supporting Noteholder may Transfer some or all of its Relevant Notes or Debt to: (A) any Affiliate of, related fund of, or fund managed by or under common control with the Supporting Noteholder that is an accredited investor (provided that such Person executes a Joinder Agreement (as defined below)); (B) any other Supporting Noteholder; or (C) any other person that is an accredited investor and is acceptable to The Cannabist Company, acting reasonably; provided, that, in determining whether the Transfer to any other person is acceptable, The Cannabist Company may only consider whether the proposed Transfer will result in an adverse consequence with respect to the regulatory approvals and timing of the implementation of the Restructuring Process; and such person agrees pursuant to a written joinder agreement in the form attached hereto as Schedule D (a “Joinder Agreement”) with the Companies to be bound by the terms of this Support Agreement with respect to the transferred Relevant Notes and Debt as a Supporting Noteholder and such duly executed Joinder Agreement is delivered to Company Counsel, and the Noteholder Advisors prior to consummation of such Transfer (a “Permitted Transferee”); provided that nothing in this Section 5(b)(i) shall prohibit any pledge or hypothecation of Relevant Notes or Debt so long as such pledge or hypothecation does not adversely affect such Party’s ability to timely satisfy its obligations under this Support Agreement; or

(ii)
except as contemplated by this Support Agreement, deposit any of its Relevant Notes or Debt into a voting trust, or grant (or permit to be granted) any proxies or powers of attorney or attorney in fact, or enter into a voting agreement, understanding or arrangement, with respect to the voting of its Relevant Notes or Debt if such trust, grant, agreement, understanding or arrangement would in any manner restrict the ability of the Supporting Noteholder to comply with its obligations under this Support Agreement, including the obligations in this Section 5;

(c)
not to directly or indirectly (i) object to, delay, impede or take any other action to interfere with the Restructuring Process or an Approved Restructuring Transaction, including but not limited to seeking dismissal, transfer of venue, or appointment of an examiner or trustee in the CCAA Proceedings or the Recognition Proceedings; or (ii) take any action, or omit to take any action, that is inconsistent with its obligations under this Support Agreement or that could reasonably be expected to delay, challenge, or frustrate the approval or implementation of the Restructuring Process or an Approved Restructuring Transaction, provided that nothing in this Support Agreement shall prevent or restrict the Supporting Noteholders from raising with the Court or Bankruptcy Court, as applicable, any instances of non-compliance with any Court Order by the Companies and seeking appropriate redress;

(d)
deliver any consents, ratifications, approvals or other documents required for the Trustee to release liens or other encumbrances against the assets and property of the Companies being sold pursuant to an Approved Restructuring Transaction;

(e)
not to direct any administrative agent, collateral agent, or indenture trustee (including the Trustee), as applicable, to take any action inconsistent with such Supporting Noteholder’s obligations under this Support Agreement and, if any applicable administrative agent, collateral agent, or indenture trustee (including the Trustee) takes any action inconsistent with such Supporting Noteholder’s obligations under this Support Agreement, such Supporting Noteholder will use its commercially reasonable efforts (provided it shall not be required to incur any significant cost or liability in connection therewith) to request such administrative agent, collateral agent, or indenture trustee (including the Trustee) to cease, desist, and refrain from taking any such action;

(f)	negotiate and act in good faith consistent with this Support Agreement;

(g)	to consent to the proposed dissolutions and/or mergers of the Companies listed in Schedule G (each a “Liquidating Company”);

(h)	to enter into any Definitive Documents as may be necessary or desirable to enable the Companies to effectuate such Approved Restructuring Transaction;

(i)	to support the applications and motions filed by the Companies in the CCAA Proceedings with respect to the Initial Order and the ARIO;

(j)
to support the applications and motions filed by the Companies in the CCAA Proceedings with respect to any Transaction Approval Order, provided that the terms of such Transaction Approval Order are consistent with the terms of this Support Agreement and otherwise in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably;

(k)
to support the commencement of the Recognition Proceedings and the granting therein of recognition of any Court Order granted in the CCAA Proceedings that is consistent with this Support Agreement and otherwise in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably;

(l)	to support the inclusion of usual and customary releases in respect of the directors, officers and employees of the Companies in connection with each Transaction Approval Order and the Plan;

(m)
to permit (i) the payment of (A) Professional Fees in accordance with Schedule H hereof, which Schedule H shall survive termination of this Agreement, and (B) other obligations (to the extent not Professional Fees) secured by the Charges; and (ii) the Charges ranking in priority to the Encumbrances securing the Notes in respect of the Property of each Company Entity, regardless of whether such Company Entity is an applicant in the CCAA Proceedings, mutatis mutandis as if such Company Entities were applicants in the CCAA Proceedings;

(n)
to the extent any legal, regulatory or structural impediment arises that would prevent, hinder or delay the implementation of the Restructuring Process, (i) negotiate in good faith appropriate additional or alternative provisions, structures, or arrangements to address and attempt in good faith to resolve any such impediment (it being understood that all Parties’ rights are reserved in connection therewith); and (ii) promptly and diligently consider in good faith and pursue commercially reasonable alternatives in a good faith attempt to resolve any such impediment under any cannabis law that may be asserted by any state cannabis regulatory authority, so as to enable the parties to implement the Restructuring Process as soon as reasonably practicable;

(o)
to supply as promptly as practicable any additional information and documentary material that may be requested by the Companies (except for any commercially sensitive or proprietary information, which may be redacted) or a cannabis regulator to facilitate obtaining cannabis-related regulatory approval for any Approved Restructuring Transaction;

(p)
not to take any action or exercise any rights, in its capacity as a holder of Interests or Claims, that would be inconsistent with its obligations as a Supporting Noteholder under this Support Agreement or that would impede or frustrate the implementation of the Restructuring Process;

(q)
not to accelerate or enforce or take any action or initiate any proceeding to accelerate or enforce the payment or repayment of any of its Relevant Notes or Debt or other Claims or Interests and not to support any other Person in taking any of the foregoing enforcement actions; and

(r)	to forbear from exercising remedies with respect to any defaults or events of default under the Indenture.

Notwithstanding anything contained herein to the contrary, nothing in this Support Agreement shall in any way be construed to preclude a Supporting Noteholder from acquiring or acquiring voting control over additional Notes (collectively, the “Additional Notes”) that are not otherwise subject to this Support Agreement; provided, however, that, such Additional Notes shall automatically and immediately upon such acquisition by a Supporting Noteholder be deemed to constitute Relevant Notes (and together with all accrued and unpaid interest and any other amount that such Supporting Noteholder is entitled to claim in respect of the Additional Notes pursuant to the Indenture or otherwise shall be deemed to constitute Debt) of the Supporting Noteholder hereunder subject to the terms of this Support Agreement, and the Supporting Noteholder hereby agrees to provide prompt written (including by e-mail) notice of any such acquisition to The Cannabist Company and Company Counsel, advising of (i) the acquisition by the Supporting Noteholder of or of voting control over Additional Notes, and (ii) the principal amount of Additional Notes so acquired by the Supporting Noteholder. Subject to Section 10, following the Support Effective Date, upon written request (including by e-mail) by the Company or Company Counsel, the Supporting Noteholder hereby agrees to promptly identify, in writing, to The Cannabist Company and Company Counsel the nature and amount of any additional Claim or Interest held in relation to the Company by all Persons represented by the Supporting Noteholder in connection with the Company as of the date of such request.

Section 6	COMPANIES’ COVENANTS

Subject to the terms of this Support Agreement, including Section 14 hereof, and in consideration of the matters set forth in Section 5 above, during the Support Effective Period each of the Companies hereby acknowledges, covenants and agrees:

(a)
to pursue the approval, implementation and completion of the Restructuring Process, and to take all other actions reasonably necessary to implement the Restructuring Process, in accordance with this Support Agreement (including the Schedules hereto) and not to take any action or inaction that is inconsistent with the terms of this Support Agreement or the Restructuring Process or that is intended to or is likely to interfere with or frustrate, challenge or delay the implementation of the Restructuring Process;

(b)	to seek approval of the Initial Order and the ARIO;

(c)
to implement each Approved Restructuring Transaction by the applicable “Transaction Timing” date set forth in the Term Sheet, provided that, if an Approved Restructuring Transaction has not been implemented prior to the applicable date set forth in the Term Sheet solely as a result of the failure to obtain any state cannabis regulatory approvals by such date, then the Companies may elect, by notice in writing delivered to the Supporting Noteholders prior to the expiry of the applicable date, to extend such date from time to time by any specified period of time, provided that in the aggregate such extensions with respect to a particular Approved Restructuring Transaction shall not exceed sixty (60) days without the consent of the Requisite Supporting Noteholders;

(d)	to comply with the information deliverables with respect to the Restructuring Process listed on Schedule C (each an “Information Deliverable” and collectively the “Information Deliverables”);

(e)	to comply with the Transaction Process Deliverables set forth in the Term Sheet;

(f)	to comply with the Distribution Process set forth in the Term Sheet;

(g)	to comply and operate in accordance with the Weekly Cash Flow Forecast, subject to the Permitted Variance;

(h)
not to terminate, release, discharge, allow to lapse or otherwise modify (i) any Security Documents (as defined in the Indenture), including, without limitation, any deposit account control agreement, or (ii) any liens, encumbrances, pledges or security interests securing the Obligations (as defined in the Indenture), except in accordance with a Transaction Approval Order approving an Approved Restructured Transaction;

(i)
to maintain the engagement of a financial advisor acceptable to the Requisite Supporting Noteholders, acting reasonably (and, for certainty, SierraConstellation Partners is acceptable to the Requisite Supporting Noteholders);

(j)	to negotiate and act in good faith consistent with this Support Agreement;

(k)
upon agreement to the terms of any Approved Restructuring Transaction, to enter into any Definitive Documents as may be necessary or desirable to enable the Companies to effectuate such Approved Restructuring Transaction;

(l)
to provide to the Noteholder Advisors draft copies of all applications, motions, pleadings, Court Orders or other Definitive Documents that the Companies intend to serve or file in the CCAA Proceedings or the Recognition Proceedings at least three (3) Business Days prior to the date on which the Companies serve or file such documents or, where it is not practically possible to do so within such time, as soon as possible, and in no case later than one (1) calendar day, prior to the date on which such applications, motions, pleadings, orders or other Definitive Documents are to be served or filed, and the Companies shall consider in good faith all comments on such documents provided by the Noteholder Advisors and such applications, motions and pleadings shall not seek any relief that is inconsistent with the terms of the Support Agreement or adverse to the interests of the Supporting Noteholders. For greater certainty, Court Orders shall only be submitted to the Court or the Bankruptcy Court if such Court Orders are consistent with the terms of this Support Agreement and otherwise in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably;

(m)
to promptly notify the Noteholder Advisors of any material claims threatened or brought against it which would reasonably be expected to impede or delay the implementation of the Restructuring Process;

(n)
to use commercially reasonable efforts to obtain any necessary federal, state and local regulatory approvals, including the approval of all cannabis-related issuances, re-issuances or transfers of licenses, permits or authorizations that are necessary for the performance of its obligations pursuant to, and the implementation of the Restructuring Process and all Approved Restructuring Transactions;

(o)
to the extent any legal, regulatory or structural impediment arises that would prevent, hinder or delay the implementation of the Restructuring Process, (i) negotiate in good faith appropriate additional or alternative provisions, structures, or arrangements to address and attempt in good faith to resolve any such impediment (it being understood that all Parties’ rights are reserved in connection therewith); and (ii) promptly and diligently consider in good faith pursuing commercially reasonable alternatives in a good faith attempt to resolve any such impediment under any cannabis law that may be asserted by any state cannabis regulatory authority, so as to enable the parties to implement the Restructuring Process as soon as reasonably practicable, and the Companies shall consider in good faith commercially reasonable alternatives for purposes of attempting to resolve any such impediment following reasonable cooperation and coordination between the Companies and the Supporting Noteholders;

(p)
to maintain the good standing and legal existence of each of the Companies under the Laws of the jurisdiction in which it is incorporated, organized or formed, except where the failure to maintain such good standing and legal existence is not material;

(q)
except as otherwise contemplated by this Support Agreement, the Initial Order, the ARIO, the CCAA Proceedings, the Recognition Proceedings, or any Transaction Approval Order, to conduct their businesses and operations in the ordinary course of business consistent with past practices in all material respects;

(r)
not to (i) seek discovery in connection with, prepare or commence any proceeding that disputes or challenges (A) the amount, validity, allowance, character, enforceability or priority of the Notes, or (B) the validity, enforceability or perfection of any lien or other encumbrance securing (or purporting to secure) any Notes held by any Supporting Noteholder, or (ii) support any Person in connection with any of the acts described in clause (i) of this  Section 6(s); provided that nothing herein shall restrict the Companies from providing any documents and information to the Monitor to permit the Monitor to conduct its customary security review or complying with any order of the Court;

(s)
not to enter into, adopt or establish any new compensation or benefit plans or arrangements with respect to the existing executive management team (including employment agreements and any retention, success or other bonus plans), which, for the avoidance of doubt, does not include the Key Employee Retention Plan, or amend or terminate any existing compensation or benefit plans or arrangements with respect to the executive management team (including employment agreements), or grant (including pursuant to a key employee retention or incentive plan or other similar arrangement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits of any director or executive management team member, whether in one transaction or a series of related transactions, in the case of each of the foregoing, outside of the ordinary course of business consistent with past practices;

(t)
other than in accordance with this Support Agreement (including in furtherance of any Approved Restructuring Transaction, or dissolution contemplated herein) or where consented to by the Requisite Supporting Noteholders, acting reasonably, not to amend or change any of their respective formation or organizational documents in any material respect;

(u)	not to enter into, seek Court or Bankruptcy Court approval of, or consummate any Restructuring Transaction other than an Approved Restructuring Transaction;

(v)	to comply in all respects with the Initial Order and the ARIO;

(w)	not to seek any amendment or modification to the Initial Order or the ARIO unless such amendment or modification is acceptable to the Requisite Supporting Noteholders, acting reasonably;

(x)
without the prior consent of the Requisite Supporting Noteholders, not to seek or obtain approval of any DIP Financing that is secured by a lien, security interest or other encumbrance on any assets, properties or undertakings of the Companies that ranks in priority to, or pari passu with, any lien on such assets, properties or undertakings that secures the payment of the obligations under the Notes and the Indenture;

(y)
except as otherwise expressly provided in this Support Agreement, or in the ordinary course of business consistent with past practice, not to (i) make any loans, advances or capital contributions to, or investments in, any other Person, (ii) authorize, create, issue, sell or grant any additional Interests, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on or make any distribution on any Interests, except pursuant to existing obligations as of the date hereof, (iii) incur any indebtedness for borrowed money or grant any liens or encumbrances, or (iv) enter into any definitive agreement with respect to any of the foregoing;

(z)
not to enter into, amend or modify any Definitive Documents other than in a manner that is consistent with this Support Agreement and otherwise acceptable to the Requisite Supporting Noteholders, acting reasonably; and

(aa)
to pay the reasonable and documented fees and expenses of the Noteholder Advisors as and when due and payable in accordance with and subject to the engagement letters and fee letters entered into by The Cannabist Company and the Noteholder Advisors.

Section 7	NEGOTIATION OF DOCUMENTS

(1)
The Parties shall reasonably cooperate with each other and shall reasonably coordinate their activities (to the extent practicable) in respect of (a) the timely satisfaction of conditions with respect to the implementation of the Restructuring Process, and (b) the pursuit, support and implementation of the Restructuring Process. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary or prudent to carry out the purposes and the intent of this Support Agreement.

(2)
Each Party hereby covenants and agrees (a) to cooperate and negotiate in good faith, consistent with this Support Agreement, the Definitive Documents and all ancillary documents relating thereto, or any orders of the Court, and (b) to the extent it is a party thereto, to execute, deliver and perform its obligations under such documents; provided that nothing herein shall limit any Party’s rights under Section 4 hereof.

Section 8	CONDITIONS TO RESTRUCTURING TRANSACTIONS

(1)
The completion of any Restructuring Transaction shall be subject to the satisfaction of the following conditions, each of which is for the mutual benefit of the Companies, on the one hand, and the Supporting Noteholders, on the other hand, and may be waived in whole or in part jointly by The Cannabist Company and the Requisite Supporting Noteholders (provided that such conditions shall not be enforceable by The Cannabist Company or the Requisite Supporting Noteholders, as the case may be, if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Party seeking enforcement):

(a)
the Initial Order and the ARIO shall each have been approved by the Court and shall not have been amended or modified without the consent of the Companies and the Requisite Supporting Noteholders (not be unreasonably withheld, conditioned, or delayed);

(b)
all Definitive Documents applicable to such Restructuring Transaction shall be in form and substance consistent with this Support Agreement and the Restructuring Process and otherwise be acceptable to the Companies and the Requisite Supporting Noteholders, each acting reasonably;

(c)
the Court shall have granted a Transaction Approval Order in respect of such Restructuring Transaction in form and substance consistent with this Support Agreement and otherwise acceptable to The Cannabist Company and the Requisite Supporting Noteholders, each acting reasonably, and such Transaction Approval Order shall not have been amended, modified, vacated or stayed;

(d)
the conditions precedent in the Definitive Documents applicable to such Restructuring Transaction shall have been satisfied or waived in accordance with the terms of the applicable Definitive Documents; and

(e)
there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity that restrains, impedes or prohibits the Restructuring Transaction or any material part thereof.

(2)
The obligations of the Supporting Noteholders to support and consent to any Restructuring Transaction are subject to the satisfaction of the following additional conditions, each of which is for the benefit of the Supporting Noteholders and may be waived, in whole or in part, by the Requisite Supporting Noteholders (provided that such conditions shall not be enforceable by the Supporting Noteholders if any failure to satisfy such conditions results from an action, error or omission by or within the control of the Supporting Noteholder seeking enforcement):

(a)
this Support Agreement shall not have been terminated and neither the Company nor the Requisite Supporting Noteholders shall have delivered a termination notice in accordance with the terms of the Support Agreement;

(b)	the Restructuring Transaction shall constitute an Approved Restructuring Transaction; and

(c)
all reasonable and documented invoiced fees and expenses of the Noteholder Advisors in accordance with and subject to the engagement letters and fee letters entered into by The Cannabist Company and the Noteholder Advisors shall have been paid or contemplated to be paid at the closing of an Approved Restructuring Transaction; provided that the Noteholder Advisors shall have provided The Cannabist Company with invoices for all such fees and expenses at least one (1) Business Day prior to the anticipated closing of such Approved Restructuring Transaction.

Section 9	TERMINATION

(1)
In the case of any breach of this Support Agreement by the Companies, the Supporting Noteholders’ sole and exclusive remedies in respect of such breach shall be (a) termination of this Support Agreement; and/or (b) notifying the Court of the existence of the breach and seeking appropriate redress from the Court other than the termination of the Support Agreement. From and after the termination of the Support Agreement, nothing in this Support Agreement shall prohibit, prevent, modify, condition or impede (i) the Supporting Noteholders’ exercise of rights and remedies available to them pursuant to the Indenture, the Security Documents, or applicable law, or (ii) the Supporting Noteholders’ right to seek relief from the Court or any Bankruptcy Court in accordance with Section 9(7) of this Support Agreement.

(2)
This Support Agreement may be terminated by the Requisite Supporting Noteholders, by providing written notice to The Cannabist Company, delivered in accordance with Section 12 hereof, upon the occurrence of any of the following:

(a)
any of the Companies breach this Support Agreement or take any action materially inconsistent with this Support Agreement or fail to comply with, or default in the performance or observance of, any term, condition, covenant or agreement set forth in this Support Agreement that, if capable of being cured, is not cured within seven (7) calendar days after receipt by The Cannabist Company of written notice of such failure or default;

(b)
any representation, warranty or acknowledgement of any of the Companies made in this Support Agreement shall prove untrue in any material respect as of the date when made and such breach remains uncured seven (7) calendar days following The Cannabist Company’s receipt of written notice;

(c)	the Court does not grant either the Initial Order or the ARIO or the CCAA Proceedings are dismissed, terminated, or stayed;

(d)
other than the CCAA Proceedings or the Recognition Proceedings, any Company Entity, whether voluntarily or involuntarily, commences or undergoes a receivership (including the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator of such Company Entity), liquidation, bankruptcy, or other proceeding under any Bankruptcy Law (each an “Insolvency Event”), unless (i) such Insolvency Event occurs with the prior written consent (including by e-mail) of the Requisite Supporting Noteholders (not to be unreasonably withheld, conditioned, or delayed); (ii) such Insolvency Event is initiated in respect of a Liquidating Company after the Operational End Date; or (iii) the Insolvency Event is not initiated by the Companies, cannot reasonably be expected to materially and adversely impact the Restructuring Process, and is reversed or dismissed within 30 calendar days of the initiation of the Insolvency Event;

(e)
the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal a material portion of the Restructuring Process, and such ruling, judgment or order has not been reversed or vacated within five (5) Business Days;

(f)	The Cannabist Company provides notice of the exercise of its rights under Section 14;

(g)
if any Variance Report delivered in respect of the Weekly Cash Flow Forecast contains an adverse variance in excess of the Permitted Variance for the 4-week rolling period for which such Variance Report is prepared, measured on a cumulative basis;

(h)	any purchase price consideration received in connection with an Approved Restructuring Transaction is not administered and distributed in accordance with the Distribution Process;

(i)
the Companies fail to comply with any of the Information Deliverables or Transaction Process Deliverables and such failure, if capable of being cured, is not cured within seven (7) calendar days after receipt by The Cannabist Company of written notice of such failure; or

(j)
other than in accordance with this Support Agreement, the Companies file a motion or pleading seeking approval of, or the Court approves (i) the Initial Order or the ARIO other than in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably, (ii) any DIP Financing that is secured by a lien, security interest or other encumbrance on any assets, properties or undertakings of the Companies that ranks in priority to, or pari passu with, any lien on such assets, properties or undertakings that secures the payment of the obligations under the Notes and the Indenture; or (iii) any order approving a Restructuring Transaction other than a Transaction Approval Order in respect of an Approved Restructuring Transaction.

(3)
This Support Agreement may be terminated by The Cannabist Company, on behalf of itself and the other Company Entities, by providing written notice to the Supporting Noteholders, delivered in accordance with Section 12 hereof, following the occurrence of any of the following events:

(a)	the Court does not grant either the Initial Order or the ARIO;

(b)	The Cannabist Company provides notice of the exercise of its rights under Section 14;

(c)	if at any time the Supporting Noteholders party to this Support Agreement or similar agreements hold in the aggregate less than 50.1% of the principal amount of outstanding Notes;

(d)
the material breach by one or more of the Supporting Noteholders of any of the representations, warranties, covenants or other obligations of the Supporting Noteholders set forth in this Support Agreement, which breach would result in non-breaching Supporting Noteholders holding less than 50.1% of the aggregate outstanding principal amount of Notes and such breach has not been cured (if curable) within seven (7) days of written notice from The Cannabist Company; or

(e)
the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal a material portion of the Restructuring Process, and such ruling, judgment or order has not been reversed or vacated within five (5) Business Days.

(4)
The obligations of the Companies under this Support Agreement may be terminated by the Companies as to a particular breaching Supporting Noteholder (the “Breaching Noteholder”) only, by providing written notice to such Supporting Noteholder, in exercise of its sole discretion, upon the occurrence and continuation of any of the following events (and the Breaching Noteholder shall thereupon no longer be a Supporting Noteholder):

(a)
if such Breaching Noteholder has taken any action inconsistent with this Support Agreement or failed to comply with, or defaulted in the performance or observance of, any material term, condition, covenant or agreement set out in this Support Agreement that, if capable of being cured, is not cured within seven (7) calendar days after receipt of written notice of such failure or default; or

(b)	if any representation, warranty or acknowledgement of such Breaching Noteholder made in this Support Agreement shall prove untrue in any material respect as of the date when made.

(5)	This Support Agreement may be terminated at any time by mutual written consent of The Cannabist Company and the Requisite Supporting Noteholders.

(6)
This Support Agreement shall terminate automatically on the earliest of: (a) the CCAA Termination Date and (b) the date on which the Companies have completed (i) Approved Restructuring Transactions in respect of all or substantially all of the business and assets of the Company Parties; and (ii) the Distribution Process.

(7)
Subject to Section 9(9) below, this Support Agreement, upon its termination, shall be of no further force and effect and each Party hereto shall be automatically and simultaneously released from its commitments, undertakings, and agreements under or related to this Support Agreement. Without limiting the generality of the foregoing, in the event this Support Agreement is terminated, (a) the Supporting Noteholders shall have no obligation to support the Restructuring Process or any Restructuring Transaction in respect of the Companies; and (b) to the extent that the CCAA Proceedings and/or the Recognition Proceedings remain ongoing, this Support Agreement shall not limit any rights of the Supporting Noteholders to seek such relief from the Court or any Bankruptcy Court as the Supporting Noteholders may determine in their discretion, including, without limitation, to seek an order or orders commencing receivership, liquidation, bankruptcy or other proceedings in respect of all or certain of the Companies and their assets, properties and undertakings or to enforce their rights and remedies against all of certain of the Companies and their assets, properties and undertakings pursuant to the Indenture, the Security Documents granted in connection with the Indenture and the Notes, or at law.

(8)
Each Supporting Noteholder shall be severally liable for any breach of this Support Agreement by such Supporting Noteholder occurring prior to the termination of this Support Agreement. Each Company Entity shall be jointly and severally liable for any breach of this Support Agreement by the Companies (or any of them) occurring prior to the termination of this Support Agreement.

(9)
Notwithstanding the termination of this Support Agreement pursuant to this Section 9, the agreements and obligations of the Parties in Section 5(m), Section 10 and Section 12 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

(10)
If the Restructuring Process or any Restructuring Transaction is not implemented, nothing herein shall be construed as a waiver by any Party of any or all such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to U.S. Federal Rule of Evidence 408 and any other applicable rules of evidence, this Support Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 10	CONFIDENTIALITY

Notwithstanding anything to the contrary in this Support Agreement, no information with respect to the principal amount of Relevant Notes, the amount of Debt or the Claims or Interests in relation to the Company held or managed by any individual Supporting Noteholder or the identity of any individual Supporting Noteholder shall be disclosed by the Companies or any of their respective subsidiaries or Affiliates, without the prior written consent of each such Supporting Noteholder, provided, however, that such information may be disclosed: (i) to the directors, executives, senior management, auditors, employees, financial advisors and legal advisors (collectively, its “Representatives”) of the Companies, provided that each such Representative (A) needs to know such information for purposes of the Restructuring Process, (B) is informed of this confidentiality provision and the confidential nature of such information, and (C) agrees to act in accordance with the terms of this confidentiality provision; and (ii) in response to, and to the extent required (as determined by such Company Entity following advice of such Company Entity’s legal counsel) by applicable Law, by any stock exchange rules on which any of its securities or those of any of its Affiliates are traded, by any Governmental Entity or by any subpoena or other legal process, including, without limitation, by any court of competent jurisdiction or applicable rules, regulations or procedures of a court of competent jurisdiction; provided that, if it or any of its Representatives is required to disclose the identity or specific holdings of the Supporting Noteholder in the manner set out in the preceding sentence, such Company Entity shall provide the applicable Supporting Noteholder with prompt written notice of any such requirement (including a written copy of the proposed disclosure), to the extent permissible under the circumstances, and such Company Entity shall reasonably cooperate with such Supporting Noteholder (at such Company Entity’s sole expense) in seeking a protective order or other appropriate remedy or waiver of compliance with such requirement; provided further that: (x) the principal amount of Relevant Notes held collectively by all Supporting Noteholders in the aggregate from time to time may be set out in any public disclosure, including, without limitation, press releases and court materials, produced by the Companies, all in form and substance satisfactory to The Cannabist Company and the Requisite Supporting Noteholders, and (y) the Companies may disclose the identity of a Supporting Noteholder in any action to enforce this Support Agreement against such Supporting Noteholder (and only to the extent necessary to enforce this the Support Agreement against such Supporting Noteholder).

Section 11	FURTHER ASSURANCES

Subject to Section 4 hereof, each Party shall take all such actions as are commercially reasonable, deliver to the other Parties such further information and documents and execute and deliver to the other Parties such further instruments and agreements as another Party shall reasonably request to implement the Restructuring Process provided for in this Support Agreement, to accomplish the purpose of this Support Agreement or to assure to the other Parties of the benefits of this Support Agreement, in all such cases at the Companies’ expense.

Section 12	MISCELLANEOUS

(1)
Notwithstanding anything herein to the contrary except with respect to the Supporting Noteholders’ obligations set forth in Section 5(p), this Support Agreement applies only to each Supporting Noteholder’s Debt (including any Additional Notes) and to each Supporting Noteholder solely with respect to its legal and/or beneficial ownership of, or its investment and voting discretion over, its Relevant Notes and Debt (including any Additional Notes), and not, for greater certainty, to any securities, loans or obligations that may be held by any client of such Supporting Noteholder whose funds or accounts are managed by such Supporting Noteholder where those funds or accounts are not otherwise subject to this Support Agreement (including, for greater certainty, where such funds or accounts become subject pursuant to any Transfer permitted under Section 5(b)(i)) and, without limiting the generality of the foregoing, shall not apply to:

(a)
any securities, loans or other obligations that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any group or business unit or Affiliate of a Supporting Noteholder: (i) that has not been involved in and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any person involved in the discussions relating to the Restructuring Process; or (ii) is on the other side of an information firewall with respect to the officers, partners and employees of such Supporting Noteholder who have been working on the Restructuring Process and is not acting at the direction of or with knowledge of the Companies’ affairs provided by any officers, partners and employees of such Supporting Noteholder who have been working on the Restructuring Process;

(b)	any securities, loans or other obligations that may be beneficially owned by clients of a Supporting Noteholder, including accounts or funds managed by the Supporting Noteholder; or

(c)	any securities, loans or other obligations that may be beneficially owned by clients of a Supporting Noteholder that are not managed or administered by the Supporting Noteholder.

(2)
Subject to Section 12(1), nothing in this Support Agreement is intended to preclude a Supporting Noteholder from engaging in any securities transactions, subject to the agreements set forth herein with respect to the Supporting Noteholder’s Relevant Notes and Debt and compliance with applicable securities Laws.

(3)	The headings in this Support Agreement are for reference only and shall not affect the meaning or interpretation of this Support Agreement.

(4)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

(5)
This Support Agreement (including the Term Sheet and the other schedules attached to this Support Agreement and any agreements contemplated thereunder) constitutes the entire agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(6)
This Support Agreement may be modified, amended or supplemented as to any matter in writing (which may include e-mail) by The Cannabist Company and the Requisite Supporting Noteholders; provided that any amendment, supplement or modification that materially adversely affects any Supporting Noteholder (solely in such capacity) in a disproportionate manner shall require the written approval of the adversely affected Supporting Noteholder; provided further that any amendment to this Section 12(6) or the definition of “Requisite Supporting Noteholders” shall require the consent of each Supporting Noteholder.

(7)
Any Person signing this Support Agreement in a representative capacity (a) represents and warrants that he/she is authorized to sign this Support Agreement on behalf of the Party he/she represents and that his/her signature upon this Support Agreement will bind the represented Party to the terms hereof, and (b) acknowledges that the other Parties hereto have relied upon such representation and warranty.

(8)
Any provision of this Support Agreement may be waived if, and only if, such waiver is in writing (which may include e-mail) by the Party against whom the waiver is to be effective.  A waiver by the Supporting Noteholders will require the written agreement (which may include e-mail) of the Requisite Supporting Noteholders in order to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

(9)
Except solely to the extent of amounts paid to any Holder (as defined in the Indenture) of Notes pursuant to this Support Agreement or pursuant to an order of the Court, the Notes and all obligations thereunder shall remain outstanding in full, including all principal, premium (if any), accrued and accruing interest (including default interest) (which interest shall continue to accrue in accordance with the Indenture), fees, costs, and other amounts owed under the Indenture, in each case subject to applicable law.

(10)
For the avoidance of doubt, (i) that certain Fee Letter dated as of October 23, 2025 by and between Feuerstein Kulick LLP and The Cannabist Company, (ii) that certain Fee Letter dated as of October 17, 2025 by and between Goodmans LLP and The Cannabist Company, and (iii) that certain Engagement Letter dated as of December 18, 2025 by and between Ducera Partners and The Cannabist Company shall remain in full force and effect during the Support Effective Period.

(11)
The Companies shall be entitled to rely on written confirmation from Goodmans LLP and/or Feuerstein Kulick LLP (which may include e-mail) that the Requisite Supporting Noteholders have agreed, waived, consented to or approved a particular matter pursuant to this Support Agreement.  The Supporting Noteholders shall be entitled to rely on written confirmation from Company Counsel (which may include e-mail) that one or more of the Companies has agreed, waived, consented to or approved a particular matter pursuant to this Support Agreement.

(12)
Any date, time or period referred to in this Support Agreement shall be of the essence except to the extent to which The Cannabist Company and the Requisite Supporting Noteholders agree in writing (including e-mail) to vary any date, time or period, in which event the varied date, time or period shall be of the essence.

(13)	The agreements, representations and obligations of the Supporting Noteholders under this Support Agreement are, in all respects, several and not joint and several.

(14)
This Support Agreement shall be governed by, construed and interpreted in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the Laws of another jurisdiction) and all actions or proceedings arising out of or relating to this Support Agreement shall be heard and determined exclusively by the Court.

(15)
It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Support Agreement and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order by a court of competent jurisdiction requiring any Party to comply promptly with any of such obligations.

(16)
Unless expressly stated otherwise herein, (a) this Support Agreement is intended to solely bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives, and (b) no other person or entity shall be a third party beneficiary hereof.

(17)	No Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Support Agreement without the prior written consent of the other Parties hereto.

(18)
All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by internationally-recognized overnight courier or e-mail.  All notices or deliveries required or permitted hereunder shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by e-mail; (c) two (2) Business Days after deposit with an internationally recognized overnight courier, specifying delivery within the next two (2) Business Days, with written verification of receipt; or (d) upon receipt of delivery in accordance with instructions given by the Party receiving the delivery.  Any Party may change the address to which notice should be given to such Party by providing written notice to the other Parties hereto of such change. The address and e-mail for each of the Parties shall be as follows:

(a)	If to the Companies at:

321 Billerica Road
Chelmsford, MA 01824

Attention: David C. Sirolly
E-mail: david.sirolly@cannabistcompany.com

With a copy (which shall not be deemed notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention : Martin Langlois / Lee Nicholson
E-mail : mlanglois@stikeman.com / leenicholson@stikeman.com

and

Weil, Gotshal & Manges LLP
1395 Brickell Ave #1200
Miami, FL  33131

Attention: David J. Cohen
E-mail: DavidJ.Cohen@weil.com

and

FTI Consulting Canada Inc.
Toronto-Dominion Centre, TD South Tower
79 Wellington St. W., Suite 2010
Toronto, ON  M5K 1G8

Attention: Jeffrey Rosenberg / Jodi Porepa
E-mail: jeffrey.rosenberg@fticonsulting.com / jodi.porepa@fticonsulting.com

and

Torys LLP
79 Wellington St. W., #3300
Toronto, ON  M5K 1N2

Attention: Adam M. Slavens / Mike Noel
E-mail: aslavens@torys.com / mnoel@torys.com

(b)	If to one or more of the Supporting Noteholders at:

The address set forth for each applicable Supporting Noteholder on its signature page to this Support Agreement, with a required copy (which shall not be deemed notice) to:

Goodmans LLP
Bay Adelaide Centre – West Tower
333 Bay Street, Suite 3400
Toronto, ON  M5H 2S7

Attention: Brendan O’Neill / Brad Wiffen
E-Mail: boneill@goodmans.ca / bwiffen@goodmans.ca

and

Feuerstein Kulick LLP
420 Lexington Avenue, Suite 204
New York. New York 10170

Attention: Samantha Gleit / Anan Kahari
E-mail: samantha@dfmklaw.com / akahari@dfmklaw.com

(19)
If any term, provision, covenant or restriction of this Support Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions, including terms, covenants and restrictions, of this Support Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Support Agreement to preserve each Party’s anticipated benefits under this Support Agreement.

(20)
Except as explicitly provided for herein, and notwithstanding any termination of this Support Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, and each Party fully reserves any and all of its rights.  Nothing herein shall be deemed an admission of any kind.

(21)
This Support Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same agreement.

(22)
The Companies acknowledge, agree and expressly stipulate that (a) the giving of notice of default or termination and/or the exercise of termination rights under this Support Agreement by the Supporting Noteholders shall not be a violation of any stay of proceedings under the CCAA or other Bankruptcy Law; (b) the Supporting Noteholders shall not be required to seek or obtain approval of the Court or any Bankruptcy Court, or relief from any stay of proceedings in respect of the Companies in the CCAA Proceedings, any Recognition Proceedings, or otherwise, to exercise their termination rights pursuant to this Support Agreement; and (c) the Companies waive, to the fullest extent permitted by law, the applicability of any stay of proceedings solely as it relates to the exercise of the termination rights of the Supporting Noteholders under this Support Agreement.

Section 13	NO SOLICITATION; REPRESENTATION BY COUNSEL; ADEQUATE INFORMATION

(1)
This Support Agreement is not and shall not be deemed to be an offer or a distribution with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the United States Code, 11 U.S.C. §§ 101–1532 or otherwise.

(2)
Each Party acknowledges that it has had an opportunity to receive information from The Cannabist Company and that it has been represented by counsel in connection with this Support Agreement and the transactions contemplated hereby.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

Section 14	FIDUCIARY DUTIES

Nothing in this Support Agreement will require any directors, officers or managers of any of the Companies, each in his or her capacity as a director, officer or manager of any of the Companies, to take any action or to refrain from taking any action, in the event the board of directors of The Cannabist Company reasonably determines, in good faith after consultation with and upon the advice of outside counsel, and having regard to the insolvent status of the Companies, would be inconsistent with its fiduciary duties under applicable law or inconsistent with an order of the Court. If the board of directors of The Cannabist Company reasonably determines, in good faith after consultation with and upon the advice of outside counsel, and having regard to the insolvent status of the Companies, that the Companies (or any of them) will not comply with an obligation of the Companies under this Support Agreement because compliance with such obligation would be inconsistent with its fiduciary duties under applicable law or an order of the Court, The Cannabist Company shall provide immediate written notice to the Supporting Noteholders in accordance with Section 12 hereof.

Section 15	EFFECTIVENESS

(1)
This Support Agreement will become effective and binding (a) as to the Companies and Supporting Noteholders, on the Support Effective Date; (b) as to any Supporting Noteholder that enters into a Joinder Agreement on or following the Support Effective Date, upon delivery to The Cannabist Company and the Supporting Noteholders of such validly completed Joinder Agreement; and (c) as to any Permitted Transferee, upon delivery of a validly completed Joinder Agreement; provided, that, signature pages executed by Supporting Noteholders will be delivered to (i) The Cannabist Company, (ii) Company Counsel; and (iii) the Noteholder Advisors in unredacted form that includes such Supporting Noteholder’s holdings of the Notes.

(2)
On the Support Effective Date, the Consent Process Agreement to Certain Sale Commitment Documentation and Asset Sale Process dated December 18, 2025 (the “Consent Agreement”) by and among the Companies and the Supporting Noteholders party thereto shall be automatically terminated and shall be of no further force and effect.

Section 16	RELATIONSHIPS AMONG THE PARTIES

Notwithstanding anything contained in this Support Agreement to the contrary, (a) the duties and obligations of the Supporting Noteholders under this Support Agreement shall be several and not joint and several, (b) no Supporting Noteholder shall have any responsibility by virtue of this Support Agreement for any trading by any other Person, (c) no prior history, pattern or practice of sharing confidences among or between any of the Parties shall in any way affect or negate this Support Agreement, and (d) none of the Supporting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form or other duties or responsibilities in any kind or form to each other, the Companies or any of the Companies’ other creditors or stakeholders, including as a result of this Support Agreement or the transactions contemplated herein or in any exhibit hereto.

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Schedule A
Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Approved Restructuring Transaction” means a Restructuring Transaction that is: (a) consistent and in accordance with the applicable Restructuring Process set forth in the Term Sheet; (b) provides aggregate gross consideration in each case in the form(s) and in an amount not less than the quantum set forth in the Term Sheet; and (c) is effected pursuant to and in accordance with Definitive Documents in form and substance consistent with the Support Agreement and the applicable Restructuring Process, or such other Restructuring Transaction as may otherwise be acceptable to the Requisite Supporting Noteholders and The Cannabist Company, each acting reasonably.

“ARIO” means an amended and restated Initial Order of the Court to be entered in the CCAA Proceedings consistent with the form appended as hereto as Schedule F or in such other form as may be acceptable to The Cannabist Company and the Requisite Supporting Noteholders, each acting reasonably.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the applicable federal or state court in the United States overseeing the Recognition Proceedings.

“Bankruptcy Laws” shall mean, the CCAA, the Bankruptcy and Insolvency Act (Canada), the Bankruptcy Code, and all other liquidation, bankruptcy, assignment for the benefit of creditors, receivership, insolvency, reorganization, arrangement (including corporate plan of arrangement) or similar laws of Canada, the United States or any other foreign jurisdiction, and any province, state, territory, municipality or other political subdivision of Canada, the United States or any foreign jurisdiction.

“Business Day” means each day, other than a Saturday or Sunday or a statutory or civic holiday, on which banks are open for business in Toronto, Ontario and New York, New York.

“Cboe” means Cboe Canada Inc.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.

“CCAA Proceedings” means proceedings under the CCAA, overseen by the Court, in respect of the Company Entities listed as applicants in the Initial Order and such other Company Entities that subsequently become applicants from time to time with the prior consent of the Requisite Supporting Noteholders, acting reasonably.

“CCAA Termination Date” means the date on which the CCAA Proceedings are dismissed, converted, terminated or otherwise cease to be in effect.

“Charges” means the Administrative Charge, D&O Charge, the Moelis Transaction Fee Charge, the Ducera Transaction Fee Charge, and the KERP Charge (each as defined in the Initial Order and the ARIO).

“Claim” means right or claim of any Person, including any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Court Orders” means the Initial Order, the ARIO, each Transaction Approval Order, the Omnibus Distribution Order, the Plan, the Plan Sanction Order, each Recognition Order, and any other order sought by the Companies, or granted by the applicable court, in the CCAA Proceedings or the Recognition Proceedings.

“Company Advisors” means, together, Stikeman Elliott LLP, Weil, Gotshal & Manges LLP and Foley Hoag LLP, legal advisors to the Companies, and Moelis & Company LLC and SierraConstellation Partners, as financial advisors to the Companies.

“Company Counsel” means Stikeman Elliott LLP and Weil, Gotshal & Manges LLP.

“Definitive Documents” means, collectively, all definitive documents executed, delivered, filed or entered by or at the request of the Companies in connection with the Restructuring Process, including, without limitation: (a) the Court Orders, (b) any Sale Process Procedures, and (c) any asset purchase agreement, equity purchase agreement, subscription agreement, transaction agreement, plan of compromise or arrangement, plan of reorganization, or other agreement or documentation entered into or proposed by any Company Entity with respect to any Restructuring Transaction, and in each case, any amendments, modifications, and supplements thereto.

“DIP Financing” means any interim financing, debtor-in-possession financing or other financing sought or approved in the CCAA Proceedings or any Recognition Proceedings (including, without limitation, pursuant to section 11.2 of the CCAA).

“Distribution Process” means, collectively, the Cash Distribution Process and the Non-Cash Distribution Process.

“Encumbrances” means security interests, trusts, liens, charges and encumbrances, claims of secured creditors, statutory or otherwise.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, stock exchange, bureau, official, minister, court, board, tribunal or dispute settlement panel or other Law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory, state, municipality or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, policy, regulatory, listing or taxing authority or power.

“Initial Order” means an initial order of the Court to be entered in the CCAA Proceedings in the form appended as Schedule E hereto or in such other form as may be acceptable to The Cannabist Company and the Requisite Supporting Noteholders, each acting reasonably.

“Interest” means any equity interest in any Company Entity, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, profits interest or other instrument, evidencing any fixed or contingent ownership interest, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest.

“Key Employee Retention Plan” means the key employee retention plan for key employees previously approved and announced by The Cannabist Company on December 5, 2025 in the approximate aggregate amount of US$2.74 million.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity, and includes any stock exchange requirement (including any requirement of Cboe).

“Material Sale” means the sale, transfer, conveyance or other disposition of any assets of the Companies with fair market value in excess of US$5,000,000, including any related transactions or series of transactions in respect of assets that collectively have a fair market value in excess of US$5,000,000. Notwithstanding the foregoing, the sale, conveyance or other disposition of Verano Common Shares (as defined in the Indenture) shall not constitute a Material Sale.

“Monitor” means FTI Consulting Canada Inc., in its capacity as monitor of the Companies.

“Noteholder Advisors” means, together, Goodmans LLP and Feuerstein Kulick LLP, legal advisors to the Supporting Noteholders, and Ducera Partners LLC, as financial advisor to the Supporting Noteholders.

“Permitted Variance” means a variance of not more than 15% for Total Disbursements and, separately, not less than 15% for Total Operating Receipts, in each case relative to the Total Disbursements and Total Operating Receipts line items in the Weekly Cash Flow Forecast, provided that distributions in respect of (a) the fees and expenses of Supporting Noteholders’ Professional Persons, and (b) the repayment or redemption of Notes, shall in each case be excluded from such calculation of Total Disbursements.

“Person” means an individual, a corporation, a partnership, a limited or unlimited liability company, a trust, a joint venture, an association, a joint stock company, a trust, an unincorporated organization, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether acting in an individual, fiduciary or other capacity.

“Professional Fees” has the meaning ascribed to such term in Schedule H hereof.

“Property” means current and future assets, undertakings and properties of every nature and kind whatsoever, and wherever situate including all proceeds thereof.

“Recognition Order” means each order of the applicable Bankruptcy Court granted in the Recognition Proceedings, which order shall be in form and substance consistent with this Support Agreement and otherwise acceptable to the Companies and the Requisite Supporting Noteholders, each acting reasonably.

“Recognition Proceedings” means (a) proceedings in the United States Bankruptcy Court for the District of Delaware under Chapter 15 of the Bankruptcy Code for the purpose of recognizing the CCAA Proceedings and obtaining recognition in the United States of certain orders granted by the Court in the CCAA Proceedings; and (b) such other state or local receivership, liquidation or other proceedings as the Company Parties may determine are necessary or advisable with the prior consent of the Requisite Supporting Noteholders.

“Requisite Supporting Noteholders” means Supporting Noteholders holding more than 50% of the outstanding principal amount of the Relevant Notes held by all Supporting Noteholders in the aggregate as of the applicable date of determination.

“Restructuring Transaction” means any Material Sale, liquidation, investment, financing, restructuring, recapitalization, plan of compromise or arrangement, plan of reorganization, or restructuring involving any Company Entity or its assets, properties or undertakings.

“Sale Commitment Documentation” means any preliminary agreement that sets forth the initial material terms of a proposed sale, including any letter of intent, term sheet, indication of interest, or exclusivity agreement, in each case that (a) contains the principal economic, structural, and procedural terms of a proposed sale, and (b) is or is intended to be binding on any Company Entity in any regard. For the avoidance of doubt, operational agreements (including management services agreements and consulting agreements) shall constitute Sale Commitment Documentation only to the extent they relate primarily to a proposed sale.

“Sale Process Procedures” means any sale, marketing, solicitation, bidding or auction procedures for the sale of the business, assets or equity of the Companies (or any of them) to the extent the Approved Restructuring Transaction(s) cannot be consummated, which Sale Process Procedures shall be in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably.

“Support Effective Date” means the date on which (a) counterpart signature pages to this Support Agreement shall have been executed and delivered by (i) each of the Companies and (ii) Supporting Noteholders holding at least 50.1% of the aggregate outstanding principal amount of Notes, and (b) the reasonable and documented invoiced fees and expenses of the Noteholder Advisors in accordance with and subject to the engagement letters and fee letters entered into by The Cannabist Company and the Noteholder Advisors shall have been paid, provided that the Noteholders Advisors shall have provided The Cannabist Company with invoices for all such fees and expenses at least one (1) calendar day prior to the Support Effective Date (it being understood that failure to provide such invoice shall not preclude the right of the applicable Noteholder Advisor to obtain payment from The Cannabist Company of such fees and expenses following the Support Effective Date).

“Support Effective Period” means the period beginning on the Support Effective Date through the date this Support Agreement is terminated in accordance with its terms.

“Transaction Approval Order” means an order of the Court to be entered in the CCAA Proceedings approving an Approved Restructuring Transaction, consistent with the Commercial List Model Approval and Vesting Order and this Support Agreement and otherwise in form and substance acceptable to the Companies and the Requisite Supporting Noteholders, each acting reasonably.

“Variance Report” means, in respect of the Weekly Cash Flow Forecast, a variance report delivered on the fourth (4th) Business Day of each week following the Support Effective Date comparing the actual receipts and disbursements in the prior 4-week period to the amounts set forth in the Weekly Cash Flow Forecast for such prior 4-week period.

“Verano Common Shares” has the meaning given to it in the Indenture.

Schedule B
Term Sheet

This sale process and transaction term sheet provides a high-level summary of the Restructuring Process with respect to the Companies and their business and assets on a state-by-state basis. This Term Sheet does not purport to include all terms and elements of the Restructuring Process. All terms and elements of the Restructuring Process, all Approved Restructuring Transactions, and all Definitive Documents (including all Definitive Documents relating to the Approved Restructuring Transactions contemplated in this Term Sheet) shall be consistent with the terms of the Support Agreement and otherwise acceptable to the Companies and the Requisite Supporting Noteholders, each acting reasonably.

I. APPROVED RESTRUCTURING TRANSACTIONS

A. Ohio

1.
Approach: The Companies shall enter into an equity purchase agreement with Holistic Industries Inc. (“Holistic”) providing for the purchase by Holistic of the direct or indirect equity interests of the Company Entities conducting business in Ohio.

2.
Transaction Terms: The aggregate purchase consideration shall consistent of consideration of not less than: (a) a cash payment of US$34,500,000 payable no later than at transaction close, as adjusted for cash and working capital balances in a manner acceptable to the Requisite Supporting Noteholders, acting reasonably; and (b) a promissory note in the aggregate principal amount of US$12,500,000, with repayment and other terms acceptable to the Requisite Supporting Noteholders, acting reasonably, and consistent with the letter of intent executed between the Companies and Holistic dated November 28, 2025.

3.
Transaction Timing: The transaction shall be completed by no later than October 15, 2026, or such other date as may be agreed by the Companies, the Monitor, and the Requisite Supporting Noteholders (e-mail being sufficient).

B. Delaware

1.
Approach: The Companies shall enter into an asset purchase agreement with Parma providing for the purchase by Parma of the Companies’ three retail cannabis dispensaries, cultivation facility and applicable license(s) and permit(s) in Delaware.

2.
Transaction Terms: The aggregate purchase consideration shall consistent of cash consideration payable no later than at closing of not less than US$16,500,000, as adjusted for working capital balances in a manner acceptable to the Requisite Supporting Noteholders, acting reasonably. Except as otherwise agreed to by the Requisite Supporting Noteholders, acting reasonably, the terms of the asset purchase agreement with Parma in respect of Delaware shall be no less favourable to the Companies than the terms of the Virginia EPA.

3.
Transaction Timing: The transaction shall be completed by no later than July 15, 2026, or such other date as may be agreed by the Companies, the Monitor, and the Requisite Supporting Noteholders (e-mail being sufficient).

C. Remaining States

1.
Approach: The Companies shall enter into an equity and asset purchase agreement with one or more buyers on economic terms consistent with the memorandum of understanding dated January 30, 2026 (the “Multi-State MOU”) providing for the purchase by one or more buyers of the direct or indirect equity interests and/or the assets, as applicable, of the Company Entities conducting business operations in Colorado, Illinois, Massachusetts, Maryland, New Jersey and West Virginia (the “Remaining States”).

2.	Transaction Terms: [Redacted.]
3.	Transaction Timing: [Redacted.]

D. Excluded States

1.
Approach: The business and operations of the Companies in Pennsylvania and New York (the “Excluded States”) shall be liquidated and wound-down in a manner acceptable to the Companies and the Monitor, in consultation with the Requisite Supporting Noteholders and in accordance with the Long-Term Budget and Weekly Cash Flow Forecast.

2.
Transaction Timing: The Companies shall implement the liquidation and wind-down of the Excluded States as promptly as possible, and no rent or payroll expenses shall be paid or incurred by the Companies in respect of the Excluded States relating to any period after April 30, 2026 (the “Operational End Date”).

II. TRANSACTION PROCESS DELIVERABLES

In connection with the pursuit, negotiation, documentation and implementation of the Approved Restructuring Transactions set forth in this Term Sheet, the Companies and their advisors shall comply with and achieve the deliverables set forth below (each a “Transaction Process Deliverable” and collectively the “Transaction Process Deliverables”) on the timelines set forth below, each of which Transaction Process Deliverables and timelines may be amended as agreed to in writing (which may include by e-mail) by The Cannabist Company and the Requisite Supporting Noteholders:

(1)
The Company Advisors shall: (a) host a weekly restructuring and transaction process update call with the Noteholder Advisors, including status of all Approved Restructuring Transactions, Sale Commitment Documentation and proposed Definitive Documents, and any feedback from any special committee of the Companies; and (b) to the extent engaging in Sale Process Procedures, deliver weekly, by no later than 5:00 p.m. (New York City time) on Tuesday, a written status report identifying, for each asset or business line, (i) potential purchasers contacted and/or inbound interest received, (ii) bid or transaction status, (iii) anticipated timing, and (iv) projected proceeds.

(2)
The Companies shall promptly provide the Noteholder Advisors with copies of any draft Sale Commitment Documentation with respect to a proposed Approved Restructuring Transaction within two (2) Business Day of receipt, and in any event at least three (3) Business Days prior to execution by any Company Entity. All Sale Commitment Documentation executed by any Company Entity in respect of any Approved Restructuring Transaction shall be in form and substance, consistent with this Support Agreement and acceptable to the Requisite Supporting Noteholders, acting reasonably.

(3)
The Companies shall promptly provide the Noteholder Advisors with copies of any draft Definitive Documents with respect to a proposed Approved Restructuring Transaction within two (2) Business Days of receipt, and in any event at least five (5) Business Days prior to execution by any Company Entity. All Sale Commitment Documentation and Definitive Documents executed by any Company Entity in respect of any Approved Restructuring Transaction shall be in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably.

(4)
No Company Entity shall provide any bidder or prospective buyer with expense reimbursement, break fee, exclusivity, or other bid protection payments prior to consummation of a Restructuring Transaction without the prior written consent of the Monitor and the Requisite Supporting Noteholders.

(5)
If an Approved Restructuring Transaction cannot be completed in accordance with this Term Sheet and it becomes necessary for the Companies to conduct a further sale and marketing process with respect to certain businesses, assets or equity of the Companies, The Cannabist Company and the Monitor shall provide the Noteholder Advisors with any proposed Sale Process Procedures to be used in connection with commencing, facilitating, soliciting indications of interest for, or otherwise conducting any auction or sale process relating, to any Restructuring Transaction and in any event at least three (3) Business Days prior to the distribution of such Sale Process Procedures to bidders and potential purchasers. The Companies and the Monitor shall use good faith efforts to incorporate all reasonable feedback of the Supporting Noteholders and the Noteholder Advisors to the Sale Process Procedures. Any Sale Process Procedures implemented by the Companies, and any order of the Court approving any Sale Process Procedures, shall be in form and substance consistent with this Support Agreement and otherwise acceptable to the Companies, the Monitor and the Requisite Supporting Noteholders, each acting reasonably.

III. CASH DISTRIBUTION PROCESS

The Companies and the Supporting Noteholders agree to the following process with respect to the use and distribution of the cash proceeds received by the Companies and/or the Monitor in connection with Approved Restructuring Transactions, the Excluded States or other business activities (the “Cash Distribution Process”):

(1)
All cash proceeds from an Approved Restructuring Transaction (including any amounts released from escrow, paid pursuant to promissory notes, or otherwise received post-closing), net of (i) fees and expenses payable to the Company Advisors, the Noteholder Advisors, and the Monitor and its counsel (in each case, subject to the Long-Term Budget), (ii) taxes and fees payable in connection with any Approved Restructuring Transaction, and (iii) other priority amounts required to be paid in accordance with the Initial Order or ARIO (the “Net Cash Proceeds”) shall be delivered to an escrow account of the Monitor or another escrow agent acceptable to the Requisite Supporting Noteholders.

(2)
No later than 30 days prior to the anticipated closing of an Approved Restructuring Transaction, the Companies, the Supporting Noteholders and the Monitor shall engage in good faith discussions to seek agreement on the treatment and distribution of the Net Cash Proceeds, including (A) repayment of Notes in amounts acceptable to the Requisite Supporting Noteholders, acting reasonably; and (B) the funding reserve to be retained by the Companies  to operate their business, administer the Companies’ estates (including the CCAA Proceedings and Recognition Proceedings), and complete the Restructuring Process and wind-down the Companies’ affairs, all in accordance with the Long-Term Budget (the “Funding Reserve”).

(3)
No later than 45 days following the Initial Order, the Companies shall obtain an order of the Court (the “Omnibus Distribution Order”) authorizing the Companies and/or the Monitor from time to time to distribute, in repayment of the Notes, the Net Cash Proceeds less the quantum of the Funding Reserve as of the date of such distribution as determined by the Companies and the Requisite Supporting Noteholders, each acting reasonably. The Omnibus Distribution Order shall release the officers and directors of the Companies from any liability in connection with such distributions. The Omnibus Distribution Order shall be in form and substance consistent with the terms of this Support Agreement and otherwise acceptable to the Requisite Supporting Noteholders and the Companies, each acting reasonably.

(4)
The Companies shall be entitled to seek recognition of the Omnibus Distribution Order in the Recognition Proceedings, provided that the Companies shall make distributions pursuant to (and solely to the extent provided under) the Omnibus Distribution Order commencing no later than August 31, 2026, irrespective of whether the Companies have obtained recognition of the Omnibus Distribution Order by that time.

(5)
Without limiting the terms of the Omnibus Distribution Order, the Omnibus Distribution Order shall provide that, unless otherwise agreed in writing by the Requisite Supporting Noteholders, if at any time the aggregate unrestricted cash balance of the Companies (including proceeds of Approved Restructuring Transactions held by the Monitor or another escrow agent acceptable to the Requisite Supporting Noteholders) from all sources exceeds US$30,000,000 (the “Excess Cash Threshold”), the Company and/or the Monitor shall distribute all cash in excess of the Excess Cash Threshold for repayment of the Notes.

(6)
The Omnibus Distribution Order shall provide that redemptions of Notes shall be effectuated in accordance with sections 4.7 and 6 of the Indenture; provided that, notwithstanding section 6 of the Indenture, any partial redemption or other redemption of the principal amount of Notes shall not be subject to any minimum denomination or timing requirement.

IV. NON-CASH DISTRIBUTION PROCESS

The Companies and the Supporting Noteholders agree to the following process with respect to the distribution of (a) the Non-Cash Consideration (as defined below) received by the Companies and/or the Monitor in connection with Approved Restructuring Transactions, and (b) any remaining assets of the Companies upon termination of the CCAA Proceedings (the “Non-Cash Distribution Process”):

(1)
In connection with the CCAA Proceedings, the Companies shall file and pursue the approval and implementation of a CCAA plan of compromise and arrangement with respect to the holders of Notes (the “Plan”) pursuant to section 5 of the CCAA. The Court order sanctioning and approving the Plan (the “Plan Sanction Order”) shall be in form and substance acceptable to the Requisite Supporting Noteholders and the Companies, each acting reasonably. For greater certainty, holders of Notes shall be the only creditors or securityholders entitled to vote on the Plan.

(2)
The Plan shall be consistent with the terms of this Support Agreement and otherwise in form and substance acceptable to the Requisite Supporting Noteholders and the Companies, each acting reasonably, and shall provide that:

(a)
all non-cash consideration from an Approved Restructuring Transaction (including securities, equity interests, promissory notes, earn-out rights, deferred or contingent payment obligations, or other similar instruments, rights or benefits) (collectively, “Non-Cash Consideration”) shall be delivered to, and held by, an agent and/or trustee selected by the Requisite Supporting Noteholders (the “Agent”) in an arrangement satisfactory to the Requisite Supporting Noteholders, acting reasonably, including the payment of the Agent’s fees and expenses by the Companies;

(b)
upon termination of the CCAA Proceedings, all remaining assets, rights, interests and benefits of the Companies shall be assigned and/or transferred to the Agent, including, without limitation (i) any remaining cash on hand, other than a Funding Reserve in an amount to be agreed by the Companies, the Requisite Supporting Noteholders and the Monitor, each acting reasonably, (ii) the rights to any remaining escrow proceeds under the Approved Restructuring Transactions; (iii) the rights to receive any tax refunds, including in respect of the Companies’ amended tax returns in respect of Section 280E of the Internal Revenue Code; and (iv) any other claims or causes of action of the Companies;

(c)
with any cash proceeds received by the Agent, subject to applicable reserves established by the Agent in its discretion, the Agent shall redeem Notes in accordance with sections 4.7 and 6 of the Indenture; provided that, notwithstanding section 6 of the Indenture, any partial redemption or other redemption of the principal amount of Notes shall not be subject to any minimum denomination or timing requirement;

(d)	any surplus proceeds following repayment in full of all obligations under the Indenture and the Security Documents shall be paid to the trustee-in-bankruptcy of The Cannabist Company;

(e)
the Companies, to the extent remaining following completion of the Approved Restructuring Transactions, shall effect a consolidated merger and/or dissolutions such that The Cannabist Company shall be the only surviving entity and all remaining claims against the Companies shall be channelled to the The Cannabist Company, which shall file for bankruptcy under the Bankruptcy and Insolvency Act (Canada); and

(f)	the officers, directors, managers, and advisors of the Companies shall be released from all liabilities to the maximum extent permitted by the CCAA.

(3)
To the extent the Plan is not effective upon closing of an Approved Restructuring Transaction, the Non-Cash Consideration shall be delivered to, and held by, the Companies in an arrangement satisfactory to the Requisite Supporting Noteholders, acting reasonably, pending its distribution in accordance with the Plan.

Schedule C
Information Deliverables

The Companies shall comply with and achieve the following Information Deliverables on the timelines set forth herein, each of which Information Deliverables and timelines may be amended as agreed to in writing (which may include e-mail) by The Cannabist Company and the Requisite Supporting Noteholders, and each of which Information Deliverables can be provided or disclosed to Supporting Noteholders subject to the terms of their applicable non-disclosure and confidentiality agreements with the Companies:

Financial Reporting

(1)
Commencing in the first week after the Support Effective Date, the Companies, the Monitor, and their advisors shall use commercially reasonable efforts to deliver to the Noteholder Advisors: (a) any financial information, analyses, schedules, projections, reports, or other materials that are reasonably necessary for the Supporting Noteholders to evaluate the Companies’ liquidity, operations, compliance with the Support Agreement, or any contemplated Restructuring Transaction; and (b) any additional financial or operational information of a similar nature, each as requested by the Noteholder Advisors on behalf of the Supporting Noteholders, acting reasonably.

(2)
On or prior to the Support Effective Date, the Companies shall deliver to the Noteholder Advisors: (a) a 13-week cash flow forecast in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably (the “Weekly Cash Flow Forecast”); and (b) a monthly budget in respect of the Restructuring Process in form and substance acceptable to the Requisite Supporting Noteholders, acting reasonably (the “Long-Term Budget”).

(3)
On each four-week anniversary of the Support Effective Date, the Companies shall deliver to the Noteholder Advisors an updated Weekly Cash Flow Forecast for each 13-week rolling-period, which, unless a Revised Forecast and Budget (as defined below) is delivered and approved as contemplated by (4) below, shall be in form and substance consistent with the existing Long-Term Budget.

(4)
The Companies may update and propose a revised Weekly Cash Flow Forecast and a revised Long-Term Budget (the “Revised Forecast and Budget”) on each four-week anniversary of the Support Effective Date, in each case to be delivered to the Monitor and the Noteholder Advisors. If the Noteholder Advisors approve Revised Forecast and Budget, or do not provide written notice of non-approval of the Revised Forecast and Budget within five (5) Business Days of receipt thereof, then the Revised Forecast and Budget shall automatically and without further action be deemed to have been accepted by the Requisite Supporting Noteholders and become the Weekly Cash Flow Forecast and the Long-Term Budget, as applicable, for purposes of this Support Agreement. If the Noteholders Advisors provide written notice of non-approval of the Revised Forecast and Budget within five (5) Business Days of receipt thereof, the Revised Forecast and Budget shall not become effective and the then-current, unrevised version of the Weekly Cash Flow Forecast and Long-Term Budget shall govern for all purposes of this Support Agreement.

(5)
On a weekly basis following the Support Effective Date, by no later than 5:00 p.m. (New York City time) on the fourth (4th) Business Day of each week, the Companies and their financial advisor and the Monitor shall deliver to the Noteholder Advisors a written weekly update, which shall include: (a) the Variance Report in respect of the Weekly Cash Flow Forecast; (b) weekly cash balances as of the end of the previous week (including a breakout of cash in escrow accounts, cash in non-escrow accounts, cash in transit, and cash in stores); (c) a summary of any unpaid rental obligations; and (d) outstanding accounts payable aging analysis by entity and separately a mapping between entity and state.

(6)
On a monthly basis following the Support Effective Date, the Companies and their financial advisor and the Monitor shall deliver to the Noteholder Advisors: (a) a status update on cost-cutting plans and other ongoing corporate restructuring initiatives; and (b) monthly financial statements for each of the Company’s business segments broken down by state and detailing results of the Companies’ retail and cultivation businesses separately, to be delivered by the last Business Day of each month.

(7)
The Companies and/or the Company Advisors shall provide to the Noteholder Advisors such tax-related information in respect of the Companies as the Noteholder Advisors may reasonably request from time to time.

Schedule D
Joinder Agreement

FORM OF JOINDER AGREEMENT FOR SUPPORTING NOTEHOLDERS

This joinder agreement to the Support Agreement, dated as of March 23, 2026 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Support Agreement”), between the Companies and the Supporting Noteholders, is executed and delivered by ________________________________ (the “Joining Party”) as of [●], 2026.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Support Agreement.

1.         Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Support Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof).

2.         Effectiveness.  Upon (i) delivery of a signature page for this joinder and (ii) written acknowledgement by The Cannabist Company, the Joining Party shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Support Agreement and with respect to any and all Relevant Notes or Debt held by such Joining Party.

3.          Representations and Warranties.  With respect to the aggregate principal amount of Relevant Notes or Debt set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Supporting Noteholders, as set forth in Section 2 of the Support Agreement to each other Party to the Support Agreement.

4.         Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the Laws of another jurisdiction).

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.

[JOINING PARTY]

By:

Name:

Title:

Jurisdiction of residence for legal purposes:
Email:
Address:

Principal Amount of Notes	Custodian / CDS or DTC Participant (if applicable)

Acknowledged:

The Cannabist Company Holdings Inc. (on behalf of the Companies)

By:
Name:
Title:

Schedule E
Initial Order

See attached.

Schedule F
ARIO

See attached.

Schedule G
Entities to be Dissolved

•	Bist Merch LLC
•	CA Care LLC
•	CC CA Realty LLC
•	CC Logistics Services LLC
•	CC VA HoldCo LLC
•	CC PA Realty LLC
•	Columbia Care Adopt-A-Family Corp.
•	Columbia Care DE Management, LLC
•	Columbia Care Deutschland GmbH
•	Columbia Care International Holdco LLC
•	Columbia Care PR LLC
•	Columbia Care Puerto Rico LLC
•	Equity Health Partners DE LLC
•	La Yerba Buena LLC
•	Peach Blossom Partners LLC
•	Tetra FinCo LLC
•	Tetra Holdings LLC
•	The Green Room Social Equity Partners LLC

Schedule H
Professional Fees

a.
Priority of Carve-Out.  Each of the Noteholders’ liens, encumbrances, claims, or interests shall be subject and subordinate to payment of the Carve-Out (as defined herein).  The Carve-Out shall be senior to all of the Noteholders’ claims and liens over all assets of the Companies.  For the avoidance of doubt, after delivery of a Carve-Out Notice (as defined herein) or the date upon which the Notes are paid in full, the Carve-Out shall remain in effect as to all claims and obligations and the Companies shall be permitted and required to continue to fund amounts in relation to the Carve-Out in accordance with the terms of this Schedule H. The Carve-Out shall survive and remain in effect upon any default, acceleration, termination, plan confirmation, conversion, dismissal, or any other termination of court proceedings, and shall not be modified or amended except by court order or with the consent of the Professional Persons.

b.
Carve-Out.  As used in this Schedule H, the “Carve-Out” means the sum of (i) all accrued and unpaid fees and expenses (the “Company Professional Fees”) incurred by persons or firms retained by the Companies, the Monitor itself, and the persons or firms retained by the Monitor (the “Company Professional Persons”); (ii) all accrued and unpaid fees and expenses (the “Supporting Noteholders’ Professional Fees,” together with the Company Professional Fees, the “Professional Fees”) incurred by persons or firms retained by the Supporting Noteholders (the “Supporting Noteholders’ Professional Persons,” together with the Company Professional Persons, the “Professional Persons”) at any time before or on the first Business Day following delivery by the Requisite Supporting Noteholders of a Carve-Out Notice, and any monthly, restructuring, sale, success, or other transaction fees that would be payable to Moelis & Company LLC or Ducera Partners LLC upon the consummation of any transaction contemplated by any executed agreements or contracts of any of the Companies (the “Pre-Carve-Out Notice Amount”); and (iii) Professional Fees of Professional Persons in an aggregate amount not to exceed US$2,500,000, in each case, incurred after the first Business Day following delivery by the Requisite Supporting Noteholders of the Carve-Out Notice (the amounts set forth in this clause (ii) being the “Post-Carve-Out Notice Amount”).  As used in this Schedule H, “Carve-Out Notice” shall mean a written notice delivered by email (or other electronic means) by the Noteholder Advisors, on behalf of the Requisite Supporting Noteholders, to the Companies, Company Counsel, the Monitor, and the Monitor’s counsel, which notice may be delivered following: (i) the occurrence and during the continuation of an Event of Default and acceleration of maturity under the Indenture; or (ii) termination by the Requisite Supporting Noteholders of the Support Agreement.

c.
Professional Fees Escrow Accounts.  The Monitor is authorized to open, or cause to be opened, a new bank account or designate an existing bank account that shall function as a segregated account held in trust for and exclusively available for the payment of fees and expenses of Company Professional Persons pursuant to this Schedule H (the “Company Professional Fees Escrow Account”).  The Monitor is authorized to open, or cause to be opened, a separate, new bank account or designate an existing bank account that shall function as a segregated account held in trust for and exclusively available for the payment of fees and expenses of Noteholders’ Professional Persons pursuant to this Schedule H (the “Supporting Noteholders’ Professional Fees Escrow Account,” together with the Company Professional Fees Escrow Account, the “Professional Fees Escrow Accounts”). The Professional Fees Escrow Accounts shall not be subject to the control of the Companies, the Noteholders or any other creditors and shall be deemed to be held in trust for the Professional Persons until all Professional Fees are indefeasibly paid in full in cash.  Until all Professional Fees are indefeasibly paid in full in cash, any and all amounts in the Professional Fees Escrow Accounts shall not be subject to any remedies provisions (including any foreclosure provisions) in the Indenture Documents, or applicable law, and the Supporting Noteholders shall not be entitled to sweep or foreclose on such amounts notwithstanding any provision to the contrary in the Indenture or applicable law.  The funds transferred to the Professional Fees Escrow Accounts for the benefit of the Professional Persons shall not be considered property of the Companies’ estates, and shall not be subject to the liens, claim or interests of any other party.

d.
Pre-Carve-Out Notice.  Prior to the delivery of a Carve-Out Notice, not later than the third Business Day of each week starting with the first full calendar week following the date of this Support Agreement, each Professional Person shall deliver to the Companies and the Supporting Noteholders, and their respective advisors a weekly statement (each, a “Weekly Statement”) setting forth a good-faith estimate of the amount of accrued but unpaid fees and expenses incurred by such Professional Person during the preceding week (the “Weekly Estimated Fees and Expenses”), and the Companies shall, on a weekly basis, transfer cash on hand, including any cash proceeds from a Restructuring Transaction, into the Professional Fees Escrow Accounts in an amount equal to the aggregate amount of Weekly Estimated Fees and Expenses based on the Weekly Statements submitted by each Professional Person (and if no such estimate is provided in a given week, then the amount forecasted for such Professional Person in the Weekly Cash Flow Forecast) that remain unpaid (and that were not previously funded to the Professional Fees Escrow Accounts). The Professional Persons shall submit invoices to the Companies on a bi-weekly basis and the Companies shall cause such invoices to be paid within ten (10) Business Days of receipt. The Companies shall use funds held in the Professional Fees Escrow Accounts exclusively to pay Professional Fees; provided that the Companies’ obligations to pay Professional Fees shall not be limited or be deemed limited to funds held in the Professional Fees Escrow Accounts.

e.
Post-Carve-Out Notice.  On the date on which a Carve-Out Notice is delivered in accordance with this Schedule H, (the “Carve-Out Trigger Date”), the Carve-Out Notice shall constitute a demand to the Companies to utilize all cash on hand, including any cash available from the proceeds of a Restructuring Transaction to fund the Professional Fees Escrow Accounts in an amount equal to (i) the Pre-Carve-Out Notice Amount and (ii) the Post-Carve-Out Notice Amount, each to the extent not previously funded to the Professional Fees Escrow Accounts.  Not later than three (3) Business Days after the delivery of a Carve-Out Notice, each Professional Person shall deliver a statement to the Companies, the Supporting Noteholders, and their respective advisors setting forth a good-faith estimate of the amount of accrued but unpaid fees and expenses incurred by such Professional Person through and including the Carve-Out Trigger Date, and the Companies shall transfer such amounts to the Professional Fees Escrow Accounts.  Notwithstanding anything to the contrary in this Support Agreement, the Post-Carve-Out Notice Amount shall promptly be funded into the Professional Fees Escrow Accounts on the Carve-Out Trigger Date.

f.
Notwithstanding anything to the contrary in this Support Agreement or the Indenture, following delivery of a Carve-Out Notice, the Supporting Noteholders shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Companies until the Professional Fees Escrow Accounts has been fully funded in an amount equal to all respective obligations benefitting from the Carve-Out as set forth herein.

g.
Notwithstanding anything to the contrary in this Support Agreement, (i) disbursements by the Companies from the Professional Fees Escrow Accounts shall not constitute loans or indebtedness under the Indenture or otherwise increase or reduce the Debt, (ii) the failure of the Professional Fees Escrow Accounts to satisfy in full the Professional Fees shall not affect the priority of the Carve-Out, (iii) nothing contained in this Schedule H shall constitute a cap or limitation on the amount that the Professional Persons may assert in connection with the Administration Charge against the Companies on account of Professional Fees incurred by such Professional Persons, and (iv) the Carve-Out and the entitlement of the Professional Persons to the Carve-Out and the Professional Fees Escrow Accounts proceeds shall be senior to all liens and claims securing the Debt, and any and all other forms of adequate protection, liens, or claims securing the Debt.

h.
Payment of Professional Fees Prior to the Carve-Out Trigger Date.  Any payment or reimbursement made prior to the occurrence of the Carve-Out Trigger Date in respect of any Professional Fees shall not reduce the Carve-Out.

i.
Payment of Carve-Out On or After the Carve-Out Trigger Date.  Any payment or reimbursement made on or after the occurrence of the Carve-Out Trigger Date in respect of any Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis.

j.
Payment of Professional Fees Subject to the Long-Term Budget. Notwithstanding anything to the contrary in this Support Agreement, following the delivery of a Carve-Out Notice, all Company Professional Fees paid in accordance with this Schedule H shall be subject to a 15% variance relative to the cumulative aggregate Company Professional Fees contemplated by the Long-Term Budget.